Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

CALD - Q4 2011 CALLIDUS SOFTWARE INC. EARNINGS CONFERENCE CALL

EVENT DATE/TIME: FEBRUARY 08, 2012 / 9:30PM GMT

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Lorna Heynike Callidus Software, Inc. - SVP

Leslie Stretch Callidus Software, Inc. - President & CEO

Ron Fior Callidus Software, Inc. - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Nathan Schneiderman Roth Capital - Analyst

Chad Bennett Craig-Hallum - Analyst

Ian Kell Northland Capital Markets - Analyst

Michael Nemeroff Morgan Keegan - Analyst

Kevin Liu B. Riley & Co. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Callidus Software, Inc. fourth-quarter 2011 earnings conference call. My name is Maria and I will be your operator today. At this time, all participants are in listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions)

I will now turn the conference over to Ms. Lorna Heynike, Senior Vice President. Please proceed.

Lorna Heynike - Callidus Software, Inc. - SVP

Thank you and good afternoon. Welcome to Callidus Software’s fourth-quarter 2011 conference call. With me on the call today is Leslie Stretch, President and CEO, and Ron Fior, Senior Vice President and CFO of Callidus Software.

Shortly after the market closed today, Callidus issued financial results for the fourth quarter of 2011. We are experiencing a delay with Marketwire, but the press release will be out shortly.

We’d like to remind you that during the course of this conference call we will be making forward-looking statements, including predictions and estimates regarding our market opportunity and business strategy, our SaaS billings and business, estimates of first-quarter 2012 total revenues, recurring revenues, services revenues, perpetual license revenues, operating expenses, increased legal expenses related to pending patent litigation, margins and profits, stock-based compensation and restructuring charges, as well as sales and marketing expectations and strategies, product development and strategic partnerships, and operating results for the first quarter of 2012, and general operating trends for the full year 2012.

These statements involve a number of risks and uncertainties. Our actual results may differ materially from any future performance suggested in our forward-looking statements. We refer you to the Company’s Form 10-K for the year 2010 and the Form 10-Q for the first, second, and third quarters of 2011, on file with the SEC, for important risk factors that could cause actual results to differ materially from those contained in any forward-looking statements. We expressly disclaim any obligation to update this forward-looking information.

On today’s call, Leslie will begin with comments about our overall business, and then Ron will discuss the financials in greater detail. We’ll conclude with a Q&A session. With that said, I’ll turn things over to Leslie.

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

Leslie Stretch - Callidus Software, Inc. - President & CEO

Thank you, Lorna. Good afternoon, everyone.

Today I’m going to cover four key topics — firstly, our performance in Q4, including new customer signings; secondly, a review of 2011 including key recognition for the Company; thirdly, our future investments and focus on profitable growth for 2012; fourthly, our 2012 outlook, including some key events for your calendars.

Let me start with performance in Q4 and a report on our new customer signings. I’m happy to report to you today that in Q4 we had SaaS billings growth of 41% year over year. We had record total SaaS revenue and growth of 42% year over year.

We signed a record 103 new customer logos in the quarter, excluding acquired customers, and a record of 359 transactions in total.

We enjoyed record SaaS gross margins of 60%.

We also had our 8th sequential revenue growth quarter and our 6th consecutive profit quarter. We had 18% top-line growth.

Our commissions business was strong. Our win rate in the quarter increased over Q3 with an estimated win rate of 70% in SaaS commissions deals.

We also acquired Webcom, Inc. in the quarter, the leading multi-tenant cloud CPQ solution for configuring, pricing and quoting. They brought with them over 100 annual plan customers, including companies like Atlas Copco, with a multiyear mid-6-figure ACV deal.

As we report to you today, we have over 1,170 annual plan customers using one or more of the CallidusCloud solutions. Our recurring revenue gross margins in the quarter met our stated goal of 60%. Retention in our SaaS business hit a record of 93%.

In the quarter we signed a number of new commissions customers, including ING Asia, which serves 14 countries in Asia-Pacific; LanDesk Software, providing solutions for system security and service management in the cloud; Eden Springs, a provider of water solutions for the workplace across 15 countries in Europe and the Middle East; Payment Processing, a leading merchant payment services company; Service Master, a leader in residential and commercial services; Continental Casualty Company, a provider of property and casualty insurance and underwriting services; Novartis, the world’s second largest pharma company; and Zimmer, the leader in musculoskeletal healthcare and innovative joint replacement technologies, who purchased our commissions and iCentera sales enablement platform in the quarter.

Other new sales enablement customers included Schneider Electric, a French electricity distribution and energy management company; and Quantum, a global data storage company.

New coaching customers included Stanley Security Systems, a subsidiary of Stanley Black & Decker; Novartis, who, as I mentioned, also purchased our commission solution for coaching; and G4S, a global provider of security services, operating in 125 countries, who bought coaching and also signed up for our Litmos mobile learning solution.

Other new learning customers included Amazon; Taylor Made Golf Products; Xstrata, a global mining company; Raytheon, a leader in defense technology; and the Institute of Tropical Medicine, one of the world’s leading providers of research in medicine and healthcare in developing countries.

New CPQ customers included Digital China, a leading IT service provider; Razorfish, one of the world’s largest advertising agencies; Boston Wardrobes, a leader in furnishings; and Apollo Microwaves, a leading supplier of microwave communication components.

Let me now turn to a review of the year. For 2011 I’m happy to report that we grew top-line revenues 18%. We grew SaaS revenues, however, by 37%. We raised $80 million in convertible debt. We bought back 2.4 million of our shares. We reduced our convertible debt by $21 million, and acquired 6 cloud companies.

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We extended our solutions roadmap and in the process we more than doubled our total addressable market. Our commissions business was bigger and grew faster than any other independent commissions player. We created a cross-selling opportunity that provides substantial competitive advantage. We expanded our margins, and specifically the gross margins, in our critical recurring revenue line.

As a direct result of this progress our company received multiple accolades in 2011. For the second year in a row, Gartner issued its highest rating for our insurance incentive compensation management solutions. We were awarded the Best International Software Company by the Stevies in October 2011. And at the start of Q1 we won the Cloud Award for the best SaaS application at the 2012 Cloud Awards.

Callidus customers were found to outperform best-in-class sales organizations — that’s Callidus customers — by the Aberdeen Group in their study, Sales Performance Management 2012 — CallidusCloud Customers Drive Best-in-Class Practices and Results.

On the learning front, Rapid Intake was ranked among the top 10 course authoring solutions providers of 2012 by TrainingIndustry.com. And CallidusCloud was recognized for excellence in customer support by the Technology Services Industry Association, the TSIA, and Impact Learning Systems.

Let me spend a moment now on key investments for the future. We’re investing for profitable growth again in 2012. We intend to extend our leadership in the commissions space whilst we continue to drive our broader sales effectiveness proposition. We expect our customers’ usage of our core solutions to expand and we expect continued rapid customer acquisition. To that end we’re investing in several key areas of the business.

Investment in our brand — in the fourth quarter we unveiled our new brand strategy and visual identity, CallidusCloud. We’re presenting the business as three solutions clouds — a sales effectiveness cloud, a marketing automation cloud, and a learning cloud. The new CallidusCloud branding helps us better communicate our success story and our growth.

Acquisitions — in Q1 we started with another cloud acquisition with the LeadFormix deal. This is a hot company in a hot space and it’s at the center of our marketing automation cloud. The company brings a valuable book of business and 200 annual plan customers, including a mid-6-figure annual contract with a major European software company which will be one of the largest marketing automation rollouts in the high tech world. We have found in talking to customers that more and better quality lead flow is a number-one priority for heads of sales and marketing and for CEOs. The LeadFormix offering fits perfectly with our broader solutions set. Whilst we do not rule out further small SaaS acquisitions, our primary focus is on execution with our current footprint.

Let me talk about investment in new product development. In our sales effectiveness cloud the core product offerings are all market-ready and there are no major initiatives planned right now. Our focus on delivering the easiest-to-use, most comprehensive sales effectiveness platform is what drives our roadmap and our growth. You should expect to see deeper social integration with our sales selection platform, enhanced real-time coaching on our iPad applications, and enhanced real-time collaboration for our core sales performance suite.

Our learning cloud, comprised of Litmos mobile learning management system and Rapid Intake, our collaborative content authoring tool, is adding customers at a very fast pace. Enhanced functionality will take the products up-market in 2012 and I expect to see an increase in average selling prices as a result.

As I previously mentioned, our marketing automation cloud is already ready for prime time and in the hands of over 200 customers. Our focus is on taking the current solutions to market aggressively this year.

Investment in customer growth — customer usage of our On Demand center has exploded. For example, our largest transaction count customer has expanded their usage from 1 billion transactions a month to 4 billion transactions a month, from one product to four products. We see this pattern continuing. This expansion has prompted us to invest in capital infrastructure to support a doubling of the customer base and we begin this investment in Q1. However, I expect economies of scale afforded by the new platforms to produce savings for us by Q4 of this year.

New sales talent — in January 10 net new sales people started with CallidusCloud. We are now at the highest sales headcount we have ever achieved and we see strong growth signs for our business and are confident we have the right level of sales focus now for 2012. The sales force is having

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

great success selling the core commissions solution, but also in coupling commissions with sales enablement and sales coaching. Customer signings like Zimmer, Novartis, Quantum and others in Q4 deliver a ringing endorsement for the expanded sales effectiveness proposition. I expect our cloud CPQ offering and our marketing automation cloud to have a similar effect in 2012.

Let me update you on our Indian development and support center. As a result of the LeadFormix acquisition, we now have our own legal entity and management in India. This has enabled us to begin the process of migrating from the partner environment to the creation of a unified team under our direct management. In short, we’re setting up our own India operations center and we expect this to show some savings over the current arrangements. We expect to benefit from this in Q4 of this year.

Consolidation of our real estate footprint — more sales, the creation of a customer and partner solutions center, increasing customer service personnel and technical staff necessitates expansion of our Pleasanton HQ footprint. This will be completely offset, however, by reductions in satellite office space elsewhere as we drive efficiencies in the operations of our acquisitions and vacate underutilized offices.

Now let me turn to the 2012 outlook and the key calendar events. We’re optimistic about 2012. We now have over 1,170 annual plan customers on our books and our new business momentum continues. We’ve signed approximately 40 annual plan customers across a mix of products already in Q1. With our current run rate we should exceed 1,500 annual plan customers by the end of this year.

I believe our overall revenue growth rate will be in double digits for 2012, whilst our SaaS revenue growth will exceed 30%. At the same time, I expect us to exceed the operating income achievement just reported for 2011. I believe we will again see gross margins expand in the critical recurring revenue line and we’re targeting to exit the year with a recurring revenue gross margin run rate of 70%.

Let me tell you about some key events for your calendars. In March we’re sponsoring and presenting at the CFO Leadership Summit in Orlando, Florida; the Insurance and Technology Virtual Event; Forrester’s Technology Sales Enablement Forum in San Francisco.

And in the second quarter we’ll be hosting our own annual user group, C3 2012, on May 6 to 8 at the Aria Resort in Las Vegas. I’m happy to announce that we’ve already signed an exciting lineup of industry presenters, including the Aberdeen Group and the Gartner Group. The theme for the conference, Join the Sales Revolution, highlights the focus of the event, helping customers explore new cloud, mobile, and social technologies that underpin today’s most successful sales effectiveness practices. I hope we will see you all at C3 in May.

I’d now like to hand over to Ron for a detailed look at the numbers.

Ron Fior - Callidus Software, Inc. - SVP & CFO

Thanks, Leslie, and good afternoon, everyone.

Let me start by identifying our non-GAAP adjustments up front and then do all the discussion and comparisons on a non-GAAP basis. Our non-GAAP adjustments to operating income include stock-based compensation, acquisition costs that are not capitalizable, patent litigation costs, restructuring costs, amortization of acquisition-related intangibles, and impairment of an acquired intangible asset.

In addition to those items, our non-GAAP adjustments to net income include adding back any tax benefits, interest expense on our convertible note, amortization of the convertible note issuance cost, gain on extinguishment of debt, and impairment of a marketable security.

A copy of the press release and financial tables which includes the GAAP to non-GAAP reconciliation and other supplemental financial information can be viewed and downloaded from our Investor Relation website.

2011 was a year of significant progress for Callidus. Recurring revenue, which includes both SaaS and recurring maintenance revenue, grew to a record level of $63 million, driven by 37% growth in SaaS revenue. We were successful at achieving our goal of exiting the year with a 60% recurring revenue gross margin and expect to continue to build on that in 2012.

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We made substantial inroads in our profitability objective, recording $1.4 million in non-GAAP operating profit for the full year, an improvement of $5.8 million from last year's loss of $4.4 million. We also made several strategic acquisitions that broadened our market opportunity and expand our horizon for growth in 2012 and thereafter.

Total recurring revenue of $63 million for the year increased 19% from 2010. Even more importantly, our SaaS revenue was up over $12 million, or 37%, from the prior year to $45 million. Total recurring revenue growth was tempered by an expected 10% year-over-year decline in our recurring maintenance revenue, as we continue to successfully convert customers from perpetual license to on-demand.

Total revenues for the year were $83.8 million, up 18% from the prior year. Services revenue increased by 16% from the prior year to $17.5 million and total license revenue for the year was $3.3 million, an increase of approximately $500,000 from the prior year.

Now let’s move on to our results for Q4. Unless I mention otherwise, the comparative percent increases or decreases are as compared to the same period of the prior year. Q4 was another exciting quarter, as we completed the acquisition of Webcom early in the quarter, continued to make progress integrating acquisitions closed earlier in the year, and closed more transactions in the quarter than we’ve done in our company’s history. And, of course, right after the quarter ended we closed the LeadFormix acquisition.

Let’s talk about total revenue. Total fourth-quarter revenues were $22.5 million, up 18% from the prior year, primarily due to a 19% increase in recurring revenues over the same period. The increase in recurring revenues reflects a 42% increase in our SaaS revenues, which grew by $3.7 million from the prior year.

Billings in Q4, defined as recurring revenue plus change in total deferred revenues, were up 5% as compared to Q4 of 2010. Isolating on just the SaaS billings, we were up just over 41% year on year, driven by strong new business demand and solid renewals for our cloud-based products.

Let’s look at the recurring business. Recurring revenues for the quarter were $16.9 million, a record level for the Company, representing a 19% increase from the prior year. This significant increase was fueled by the growth in our SaaS revenue, which totaled $12.7 million, up 42% compared to the same period last year. Contributing to this growth was an expected approximately $900,000 one-time catch-up revenue recognition related to on-demand contracts that were deferred from earlier this year and late 2010. We do not expect to have any catch-up revenue in Q1.

Maintenance revenue of $4.3 million was down, as expected, by 20% from the prior year. The decrease primarily reflects comparison to a one-time, 6-figure maintenance benefit reported in Q4 of 2010, as well as a combination of conversions of license customers to on-demand and some attrition.

Recurring revenues represented 75% of our total revenues in the fourth quarter, consistent with the prior quarter. We continue to expect recurring revenues to run at approximately 75% of revenues going forward. Retention rates in both SaaS and maintenance remained strong, above the 92% level from both a dollar and numbers point of view.

I am very happy to report that we met our objective of a 60% non-GAAP recurring revenue gross margin for the fourth quarter. This is up from 53% in both the previous quarter and the prior-year quarter. We expect to build on this in 2012, starting with some improvement in Q1. Our objective is to exit 2012 with a 70% recurring revenue gross margin.

Services business — our services revenues for the quarter were $4.9 million, up 13% from the same period last year and up 21% from Q3, with the addition of Webcom services. Non-GAAP services margins were 18%, up from 14% in Q3, but down from 20% in the prior-year quarter. We will be pushing hard to get this to the 20% level in Q1.

Perpetual licenses — perpetual license revenues were $730,000 in the quarter. This compares to $539,000 recorded in the prior-year period.

Overall gross margin — looking at our overall non-GAAP gross margin for Q4 was 52%, up from 48% in Q3 and 46% in the prior year. We expect to see further improvement in overall gross margin in Q1 as we continue to target improvement in our recurring margins as well as service margins.

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Operating expenses — we continue to manage our operating expenses carefully. In Q4 total non-GAAP operating expenses were $11.4 million, up 36% from the prior year and up approximately 15% from Q3, reflecting the full-quarter expense impact of acquisitions made in the third and fourth quarter, the seasonal increase in SOX cost, and also our other compliance costs and some strategic hiring.

Adjusted EBITDA — our non-GAAP operating income for the quarter was approximately $305,000. Adjusted EBITDA for the quarter was $148,000, reflecting the following adjustments from non-GAAP operating income — the addition of $1.2 million in depreciation and amortization expense; the deduction of $520,000 in acquisition costs; $370,000 in patent litigation defense costs; and $515,000 in restructuring costs primarily related to the restructuring of our lease for our Arizona office. This compares to a positive $1.6 million for the prior year quarter presented on the same basis.

Let’s look at earnings per share. GAAP loss per share for the quarter was $0.11 compared to $0.04 a year ago. GAAP loss per share is calculated based on 32.8 million basic weighted average shares outstanding. Non-GAAP earnings per share of $0.01 per share utilizes 42.6 million fully diluted weighted average shares outstanding.

Balance sheet and cash flow — we finished the quarter with $52.8 million in cash and investments. This is a decrease of $6.8 million from the prior quarter. The decrease in cash reflects payments towards the Webcom acquisition of approximately $7.2 million; payment of approximately $2 million in interest and repurchases of our convertible debt, partially offset by a $2.6 million increase in working capital, primarily driven by an increase in deferred revenue and a reduction of accounts receivable.

Early in Q1 we purchased LeadFormix, which used approximately $7.1 million in cash in January.

During the quarter we generated approximately $2.2 million in cash from operations.

Our net accounts receivable balance at December 31 was $21.6 million. Days sales outstanding for the quarter was 85 days, up 2 days from Q3. Excluding the impact of changes in our deferred revenue, DSO would have been 81 days, down from last quarter’s 88 days.

Total deferred revenue, including both short and long term, increased from Q3 by $2.2 million to $34.5 million, a record level for the Company. This increase reflects current-quarter billings and the timing of maintenance renewals which are more heavily weighted to Q4 and Q1. Deferred revenue is split $24.1 million for SaaS, with the balance relating to maintenance and services.

During the quarter the Company repurchased $285,000 aggregate principal amount of its 4.75% convertible senior notes due 2016 at an aggregate purchase price of approximately $261,000, bringing the balance due on the convertible debt down to $59.2 million.

Total capital expenditures were approximately $200,000 in the quarter and were primarily technology.

Let’s look at headcount. Our total headcount at December 31, excluding contractors, was 380 employees, up 66 from the prior quarter. The increase was primarily a result of the Webcom acquisition. The LeadFormix acquisition will add roughly 90 people, the majority of which are located in India.

Now I’d like to move on to the forward-looking financial outlook. I want to remind you of the safe harbor language provided at the beginning of the call. Further, it should be noted that we plan to update any guidance only during our quarterly conference calls.

For Q1 we are expecting total revenues to be between $22 million and $23 million. This would represent an increase of approximately 11% to 16% compared to the first quarter of 2011. Our Q1 guidance assumes our SaaS revenues grow roughly 30% year over year, representing an increase of between $400,000 and $500,000 from Q4. If you normalize for the Q3 catch-up, we’re talking an increase of $1.3 million to $1.4 million from Q4. I’d also like to reiterate that Q1 revenue guidance does not assume we recognize any recurring revenue catch-up like we did in Q4. We expect decreased maintenance and license revenues, combined with a slight services revenue increase for Q1.

Non-GAAP operating expenses for Q1 are expected to be between $11.8 million and $12.8 million, reflecting the impact of our LeadFormix acquisition made in the beginning of the quarter, an increase of approximately $750,000 in payroll taxes resulting from the FICA reset that happens in the beginning of each year, and the addition of 10 sales reps in the first quarter.

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GAAP operating expenses are expected to be between $17.4 million and $18.4 million and are expected to include $3.3 million in estimated stock-based comp, approximately $1 million in amortization of acquired intangibles, and approximately $1.2 million in acquisition-related expenses and patent litigation costs on top of the non-GAAP expenses.

At the high end of our revenue guidance we expect to be slightly profitable on a non-GAAP operating basis, while at the low end of our guidance the increases in our expenses would result in a non-GAAP operating loss.

With respect to the full year 2012, our goal is to continue to generate double-digit revenue growth through expanded contributions from our acquisitions and significant growth in our SaaS business. We do expect another one-time catch-up revenue benefit of around $1 million in Q3 based on a scheduled German customer go-live.

Similar to 2011, we expect a roughly 10% reduction in our perpetual license maintenance stream, as we continue to successfully transition customers to SaaS from perpetual license.

We expect our LeadFormix acquisition to contribute approximately $2 million in SaaS revenues for 2012, mostly weighted to the second half of this year.

As Leslie mentioned, we will be doing a roughly $3 million infrastructure upgrade straddling Q1 and Q2, which will impact cash in both quarters. These upgrades will provide efficiencies and effectively double our customer capacity. Other than this expenditure we expect to continue to spend an average of $800,000 to $900,000 per quarter on capital expenditures, roughly offsetting depreciation.

We expect further margin improvement in our SaaS business with the goal of exiting 2012 with recurring gross margins at the 70% level on a non-GAAP basis. This will be mostly back-end-loaded as we benefit from additional on-demand revenues and our infrastructure upgrade.

Just as we did this past year, we remain committed to sustaining operating profitability on a non-GAAP basis for the full year.

During this quarter we will be attending Deutsche Bank’s Small Mid-Cap Conference in South Beach; Morgan Stanley’s Technology, Media and Telecom Conference in San Francisco; UBS’ Small Mid-Cap Conference in Boston; and Roth Capital’s Annual Investor Conference in Southern California. We hope to see you at one of these locations.

I would now like to open the question-and-answer session, please. Operator, could you please prompt for questions?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Nathan Schneiderman; Roth Capital.

Nathan Schneiderman - Roth Capital - Analyst

I was hoping — I understand you’re targeting double-digit revenue growth and an improvement in operating margin. But I was wondering if you’d care to get any — maybe a little more granular there, like, perhaps last quarter, Leslie, you spoke about being at a $100 million run rate midyear. And just what are your thoughts maybe in a little more detail about full-year revenue and just how much do you think margin will improve?

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Leslie Stretch - Callidus Software, Inc. - President & CEO

Yes. So I think that we’ll get close to that run rate. I think the variables for us now are less license, less heavyweight services, more recurring. So those are the kind of unpredictable elements.

So in terms of the full year, the management team’s target is on a real stretch here. I won’t give you precisely what they’re targeted on, but it’s a stretch on everybody’s numbers. So I feel pretty good about it, given our growth and given the growth in the SaaS business.

In terms of the margin mission, it’s a very serious mission here. And we started out last year at the start of 2011 and we gave a very firm and very clear prediction. And the way we’re managing that process this year is exactly the same. The exec team, everybody is bonused and rewarded on the margin expansion plus a stretch revenue goal. So we’re very serious about expanding the margin. And we can see our way to it, perhaps more importantly.

So there are a number of opportunities here that we should just talk about. So talk about the gross margins and recurring revenue, we are doing some things. We talked about on the script here, the infrastructure layout. So we’re getting pretty close to our target architecture and we’re going to start the procurement of that. That actually affords us some nice savings in the back end of the year.

At the same time, we’ve just had great success in India. We’ve been in the Indian operations environment for four years and it’s really time we had our own branded entity. We’re at that scale now. And in some of the recurring elements, some of the support-related recurring elements, the Indian skill set and the Indian quality is superb. And that actually does afford us a nice margin improvement.

At the same time, the third factor is the product mix. So the new acquisitions that we’ve made have very attractive gross margins in their recurring revenue line. And as the deferred revenue haircuts unwind through the year, we’ll see an improvement there.

So pretty serious mission. We’re making the same sort of stretch goal as last year. We said we’d be at 60% gross margins in recurring by the end of Q4 and we’re starting out with the same mission this year. Get to 70%. That’s where the SaaS companies are and that’s where I believe that we should be and I’m very confident we’ll get there.

Nathan Schneiderman - Roth Capital - Analyst

Well, is there an approximate range that you’re targeting for operating margin as well that you could share with us?

Ron Fior - Callidus Software, Inc. - SVP & CFO

I think the answer to that, as Leslie indicated earlier in his script comments, he indicated that our goal is to exceed what we did this year. And I think that looking at it, I would say looking forward if you’re coming out of the year and exiting the year with maybe a 5% operating margin, that would probably be a reasonable target for us at this stage.

Nathan Schneiderman - Roth Capital - Analyst

Got it. And then, I understand you’ve hired up nicely in the sales organization. But I was curious — where did you end 2011 at in terms of reps? And then what’s the current number that you have now, just to be clear?

Leslie Stretch - Callidus Software, Inc. - President & CEO

So we added 10, so we’re at 46 now, so 36 is where we were. So it’s a big increase for us. And I think that’s where we’ll stick for the moment as we see how things pan out.

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Ron Fior - Callidus Software, Inc. - SVP & CFO

You’ll remember last year we started the year with 24.

Nathan Schneiderman - Roth Capital - Analyst

Got it. And then final question for you and then I’ll exit. I was just curious to what extent you saw — if you could describe any changes that you may have seen in general with the sales cycle or the deal sizes? And if you saw any changes do you think they were company-specific or do you highlight macro issues there? Thanks very much.

Leslie Stretch - Callidus Software, Inc. - President & CEO

Good question. So in the North American market we actually saw an improvement in our win rate in the core commissions business Q4 over Q3. The second thing that we saw was a coupling of enablement components to the deals. So there’s a view abroad out there and I think it’s a view shared by the likes of Accenture and by Gartner that sales effectiveness is a much bigger addressable market. It’s clearly a view that we hold.

And we saw customers buying a combination of solutions. So we saw Zimmer buying the iCentera sales enablement portal. Also looking closely at coaching, but then buying commissions. We saw Novartis buy commissions — or coaching, rather, and then commissions. And so, commissions on its own doesn’t give you such a strong suit. So that’s part of the reason for the improved win rate.

I think Europe for us is an upside play this year. Europe’s never been a big business for us. It’s always been a small part of our business. And if that turns around and — it’s an upside play.

But net-net, our pipeline has increased. It’s almost increased by 100% — currently 90% to 100% over a year ago. And even though we’ve hired the new sales people we still do not cover anything like all the deals that we’d like to cover. And that’s probably just in the commissions space.

In the other businesses, you know, it’s early days. The CPQ business we’ve had for just over a quarter, but they signed a slew of new customers. The learning division is a different division. It’s predominantly a self-service business at the moment, very rapid customer take on. And Litmos is growing very rapidly in terms of customer count. So that’s the kind of differing characteristics, but I expect to see us to penetrate some larger deals and get some larger average selling prices in that division as the year progresses.

Net-net, the sales people will run off their feet. They’ve got more than ever to go at and they have a great pallet of solutions to take to our customers.

Operator

Chad Bennett; Craig-Hallum Capital.

Chad Bennett - Craig-Hallum - Analyst

Just a couple questions. Ron, can you take me through — I think I understand the $900,000 true-up, but can you explain it better to me and refresh my memory in terms of on the Q3 call did you mention this?

Ron Fior - Callidus Software, Inc. - SVP & CFO

It was included in our forecast. It was not mentioned as a particular item in the Q3 call. What it relates to is deals that we signed. It’s basically three deals that we signed, one late in 2010 and the others earlier in 2011, which had basically go-live requirements. And so everything was deferred

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

until we went live and then they all of a sudden recover. As we said, there's one more time — we have one other large one that's going to occur in Q3, for over $1 million.

Chad Bennett - Craig-Hallum - Analyst

But don’t — I’m assuming go-lives are in the past from a revenue rec standpoint. I’m assuming you’re not doing many of those currently from — is that correct?

Ron Fior - Callidus Software, Inc. - SVP & CFO

They’re very few.

Chad Bennett - Craig-Hallum - Analyst

Okay. But isn’t this kind of normal course of business? I’m just wondering why we’re pulling it out and what — I mean, what would be incremental in the $900,000 over and above a run rate for those customers? You know what I mean? What’s the actual incremental number?

Ron Fior - Callidus Software, Inc. - SVP & CFO

Well, so if you think about it, if you had $900,000 in Q4 and if they all occurred in Q1 it would be a couple hundred thousand a quarter.

Chad Bennett - Craig-Hallum - Analyst

Okay.

Ron Fior - Callidus Software, Inc. - SVP & CFO

$250,000, roughly.

Chad Bennett - Craig-Hallum - Analyst

Okay. But that $900,000 came in one quarter, right, and it should be over a year? That’s basically what you’re saying?

Ron Fior - Callidus Software, Inc. - SVP & CFO

Effectively. It’s not exactly that, but it’s effectively that.

Chad Bennett - Craig-Hallum - Analyst

Okay. So if we were to normalize that for a quarter — and how much Webcom SaaS business was there in the quarter?

Ron Fior - Callidus Software, Inc. - SVP & CFO

I don’t remember right off the top of my head. It was a few hundred thousand.

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

Chad Bennett - Craig-Hallum - Analyst

Oh, it wasn’t that — okay. Because I’m trying to comprehend —

Ron Fior - Callidus Software, Inc. - SVP & CFO

You have to step back and say — you have to go back. It’s a catch-up. It’s a one-time number. So if you looked at — you would have increased your revenues in the prior quarters. If we had not been able to recognize it — if we’d been able to recognize it in the normal course you would have had all this revenue earlier in the year. Total year revenue wouldn’t have changed in the recurring line. It wouldn’t have changed at all. It’s just that you would have recognized it over three quarters, maybe, versus all at once in one quarter.

So it’s a one-time catch-up. So next quarter it doesn’t happen again. I don’t have that one-time catch-up. So you take that plus the — we’ve given you guidance that we expect our SaaS revenues to grow by $400,000 or $500,000 sequentially. You take that plus the $900,000 and you’ve got $1.3 million to $1.4 million of a net movement forward, which of course accounts for the billings that we did in this last quarter plus a few hundred thousand for the LeadFormix deal.

Chad Bennett - Craig-Hallum - Analyst

Yes. So how much did we recoup this quarter in terms of realizing the write-down of acquisitions from the September quarter or from — well, Webcom happened in this quarter. How much deferred revenue did we bring back into the revenue line this quarter?

Ron Fior - Callidus Software, Inc. - SVP & CFO

In Q1?

Chad Bennett - Craig-Hallum - Analyst

In the December quarter.

Ron Fior - Callidus Software, Inc. - SVP & CFO

Well, we have a haircut sitting out there at this point in time of about $0.5 million that will be recognized over Q1, Q2, Q3.

Chad Bennett - Craig-Hallum - Analyst

Okay. And then, so maybe the kind of nuts and bolts of the question — and so how should we think about core Monaco growth in the December quarter and maybe for’11 relative to —

Ron Fior - Callidus Software, Inc. - SVP & CFO

Well, the core Monaco growth — so here, I can tell you. On a full-year basis if you took out all the revenue from the acquisitions in our recurring revenue line, which was just a bit over $2 million, $2-point-some-million, the increase in growth would have been 30% year on year.

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

Chad Bennett - Craig-Hallum - Analyst

For the year or for the quarter?

Ron Fior - Callidus Software, Inc. - SVP & CFO

For the year.

Chad Bennett - Craig-Hallum - Analyst

Okay. How about Q4, do you have that offhand?

Ron Fior - Callidus Software, Inc. - SVP & CFO

I don’t have that. Sorry.

Chad Bennett - Craig-Hallum - Analyst

No, I understand. And then, Leslie, I guess is there any way to look at — I mean, as you get into the year, kind of how we should gauge your success in cross sell and up sell with the products? Are we consistently going to get metrics — we’ve sold on average 3 products into customers versus 2 or 5? How do we evaluate how well things are doing since we’re not going to be able to break down the acquisitions individually?

Leslie Stretch - Callidus Software, Inc. - President & CEO

Sure, that’s a good question. I think it’s hard in this early days. The reality is it’s anecdotal. I mentioned a couple of deals there that were new business deals where we sold more than one module straight out of the gate.

But one way to think of things is this. If you look across the commissions business — by the way, just remember the commissions business in Q4 our win rate improved. And I listed a whole slew of commissions wins there. So commissions business is very strong. But if you look across the commissions business, the configure, price and quote business, the enablement business, and the coaching business, there’s something like 450 sales forces under management there by this company. And so that’s the kind of major core cross-selling opportunity.

Of those 450 customers, maybe 25 to 30 today have more than one product. The majority of them still just have one product. They either have CPQ or they have commissions or they have the portal. And the installed base sales force is limited in size. They’re inundated with opportunity and they just have to make progress cross-selling. They are paid on additional usage of any products and they’re paid on — very heavily incentivized to sell new product into the installed base. And we haven’t even got the band width to sell commissions into the iCentera installed base or the coaching installed base or the CPQ installed base. So that’s a kind of future story.

But if you think of it like that, we’re trying to make progress on that front. At the same time we’re trying to make progress with a new business mission. And our new business team are making really good progress, coupling together the coaching proposition in particular with commissions, it just leaves our competitors in the dust. And so does the iCentera portal. We know Zimmer was iCentera plus commissions.

Chad Bennett - Craig-Hallum - Analyst

Okay. And where do you expect to end the year in terms of quota-carrying sales people. Do you have a target?

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

Leslie Stretch - Callidus Software, Inc. - President & CEO

Well, I think in the script I sort of alluded to the fact that I think we're kind of armed and dangerous.We're ready to go.We're not looking at a steady increase. It depends on how we see the pace of book and bill. If the book and bill gets ahead of itself, then we'll go for it. If certain regions spike up we'll go for it. But right now we've gone from 24 quota-bearing sales reps — we normally don't disclose this stuff, but 24 quota-bearing sales reps a year ago to 46 quota-bearing sales guys today. So I think for now we need to get our investment back and those guys have to pay their salaries in their first quarter of employment with us.

Chad Bennett - Craig-Hallum - Analyst

Okay, got it. I think that’s all I have. Thanks.

Operator

Ian Kell; Northland Capital Markets.

Ian Kell - Northland Capital Markets - Analyst

I think you said you signed 103 new customers in the quarter. But — and you may have given a target for the full year coming up. But is there any reason we shouldn’t expect new customers signed over the next four quarters not to increase sequentially each quarter or — ?

Leslie Stretch - Callidus Software, Inc. - President & CEO

I don’t know. It’s early days, Ian. It’s a new metric that we’ve just thrown out there. I think last quarter — in Q3 I think we did 75 new logos. I think in Q2 we did 50. It’s — yes, that’s our goal. Our goal is to stretch and increase. But who knows? We might get one quarter where we’ve got 10 very large billings deals, in which case we’ll take those.

But the learning division is signing new customers at a fairly rapid pace, 20 to 30 customers a month. And I think I mentioned that already so far in Q1 we’d signed 40 annual plan customers, and so good commissions deals in there as well, by the way. And so that’s already — we’re on the 8th of February. So it feels like the pace is ahead, but I gave a sort of I think 1,500 as the figure for the end of the year. And I think that’s a good target for us to shoot for.

Ian Kell - Northland Capital Markets - Analyst

Okay. All right. And then, just on the services line I think this was the quarter you wanted to get to 20%. Doesn’t sound like it happened on the gross margin, on that line. Anything significant there to be aware of or just utilization or anything of that nature?

Ron Fior - Callidus Software, Inc. - SVP & CFO

It’s actually — I think what happened when we looked into it, more of our deals on the services side actually went to partners than we anticipated. There’s definitely a couple more deals there that went to partners that we actually thought we were going to get, which would have made the difference for us. But it’s good for our partners.

Ian Kell - Northland Capital Markets - Analyst

Okay. All right. And then, just on the LeadFormix there, can you just talk about kind of where they’re most effectively positioned at this point from a vertical standpoint or anything along those lines, where they compete most effectively?

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

Leslie Stretch - Callidus Software, Inc. - President & CEO

Yes, it’s a great question. So it’s actually across verticals. They’ve got 200 annual plan customers. And when we dip into that, look at some of those logos, they’re across all industries. They do have some very good success in high tech and I think I highlighted one of their large, a very large, software company, European software company, that has a very significant commitment. In fact, we believe it will be the biggest high tech rollout of marketing automation. So high tech they have a very nice sweet spot.

But they’re in a whole variety of different industries. They’re in advertising; they’re in real estate; they’re in banking; they’re in telco. So it’s very early days for that business. When we pitch alongside our sales performance management story we get great reception for that story. So I’m pretty excited about that. It could be a wild card for us.

But our projections are conservative. Our projections are based on continuing fair to middling economy. Europe’s never been big for us. There’s no projection — we’re not thinking one of these thing’s will be a wild card. But LeadFormix is a very exciting business.

Ian Kell - Northland Capital Markets - Analyst

Yes. For next quarter’s guidance, can you say anything about what it would contribute to that?

Ron Fior - Callidus Software, Inc. - SVP & CFO

Yes. It’s expected, as we said in the call, we said we’re expecting roughly $2 million for the full year, and most — more of that back-end loaded. So we’re going to start out a little bit slower because we have the haircut, deferred revenue haircut in Q1. So it’s actually probably going to cost us a little bit of money in Q1. It will be a little bit negative.

Ian Kell - Northland Capital Markets - Analyst

$2 million. Okay. All right. Great. Thanks for the time.

Operator

Michael Nemeroff; Morgan Keegan.

Michael Nemeroff - Morgan Keegan - Analyst

Nice quarter. Have you guys thought about going to a — presenting a non-GAAP revenue like a lot of your peers have so the deferred revenue haircut becomes a nonissue? We can kind of look at things across the board versus all these companies similarly?

Ron Fior - Callidus Software, Inc. - SVP & CFO

We’ve talked about that and, I mean, at this point in time we only have a small amount left. It’s roughly $0.5 million going forward. And actually, we’ve heard some other companies who actually are now thinking about going away from it. So I think at this point in time we should just think of it as a nonissue. The reason we don’t include it right now is because it requires us — it assumes that we’re absolutely going to renew those customers. And we don’t get to recognize revenue until we get to renew those customers. So —

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

Michael Nemeroff - Morgan Keegan - Analyst

Speaking of the —

Ron Fior - Callidus Software, Inc. - SVP & CFO

— we’re conservative, you’re right.

Michael Nemeroff - Morgan Keegan - Analyst

Speaking of the acquisitions and the quota, how much did acquisitions contribute to the total revenue and specifically the recurring revenue, and the on-demand fees actually specifically in the quarter, in Q4?

Ron Fior - Callidus Software, Inc. - SVP & CFO

I think we indicated that for the full quarter it would be somewhere over — around $1.5 million.

Michael Nemeroff - Morgan Keegan - Analyst

Total to the total revenue?

Ron Fior - Callidus Software, Inc. - SVP & CFO

Yes, for the recurring side.

Michael Nemeroff - Morgan Keegan - Analyst

Just for recurring, $1.5 million?

Ron Fior - Callidus Software, Inc. - SVP & CFO

Correct.

Michael Nemeroff - Morgan Keegan - Analyst

Okay. And if you could maybe look at the number of transactions. There were a lot of transactions. Were there any sizeable transactions in the quarter? Or if you could give us some kind of qualitative comment on the sizes, the average, the ASP of the transactions? Is it getting larger, smaller? It seems like you’re doing quite a bit more. Or does that not matter with the acquisitions kind of rolling in and blending now?

Leslie Stretch - Callidus Software, Inc. - President & CEO

Well, I think there’s kind of a bit of a demarcation. In the commissions business we signed quite a few 6-figure deals. And so we think in the commissions business the large deal now is 6-figures, whether it’s $100,000, $300,000, $400,000.

In the other — in the learning business they’re much smaller ASPs but showing signs of rising. But much smaller, so it’s hard to kind of compute an average.

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

And in our commissions business they're pretty much 6-figure deals for the most part.

Ron Fior - Callidus Software, Inc. - SVP & CFO

A few small ones.

Michael Nemeroff - Morgan Keegan - Analyst

Is it getting bigger, Leslie? Is that average getting bigger on the commissions business?

Leslie Stretch - Callidus Software, Inc. - President & CEO

No. Commissions has come down quite a bit, Michael, from where we were in the old business. I’d say we’re down quite a bit. So our ASP in commissions is a couple hundred K, maybe, $150,000 to $200,000. So a year ago it was $250,000, $300,000. And more deals.

Ron Fior - Callidus Software, Inc. - SVP & CFO

But we’re also seeing 6-figure deals, some of those same kind of deals, in — whether it’s the coaching, — iCentera

Leslie Stretch - Callidus Software, Inc. - President & CEO

Yes.

Ron Fior - Callidus Software, Inc. - SVP & CFO

— the portal, iCentera portal in particular, and the coaching side have, in fact, done 6-figure deals also. And we’re finding those to be actually —they’re more in line with the commission-type deals versus the smaller learning management.

Michael Nemeroff - Morgan Keegan - Analyst

Ron, I don’t think I heard you mention the international mix. And also, was currency an issue or have an impact on either revenue or profitability in the quarter?

Ron Fior - Callidus Software, Inc. - SVP & CFO

Our international piece is relatively small. It might be 10% in the quarter. I didn’t have an exact number on it right now.

Michael Nemeroff - Morgan Keegan - Analyst

Okay.

Ron Fior - Callidus Software, Inc. - SVP & CFO

It’s been pretty small. It’s been pretty light.

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

Michael Nemeroff - Morgan Keegan - Analyst

You also mentioned litigation expense. And I think you broke it out but I was busy writing something else down. Did you say what that was going to be for Q1 and maybe for the year? And if you could elaborate a little bit, remind us what that’s related to and when you expect or go to trial with that?

Ron Fior - Callidus Software, Inc. - SVP & CFO

Well, we actually — we have a number, an estimate, for a combined acquisition-related costs and patent, and just because we don’t really know the exact number of those for the quarter, of $1.2 million.

As far as the patent lawsuit, it’s ongoing. There’s really not much we can say about it at this point in time. Obviously we’re defending ourselves vigorously on it and there’s really not much else I can say at this point in time.

Michael Nemeroff - Morgan Keegan - Analyst

Leslie, in terms of the competition, you’ve gone a much different route than some of your competitors. You’re building out a full suite of products versus your competition which has tended to stay in the point-specific or point solution area. Can you tell us if that’s been effective, or how effective that’s been over the last couple of months going into customers, especially versus the competition? You mentioned the win rate was increasing but I was wondering if it’s because of the suite or if it’s just because of brand recognition or other reasons why you’re winning?

Leslie Stretch - Callidus Software, Inc. - President & CEO

Well, I specifically called out our win rate in commissions Q4 over Q3. The reasons I don’t know — lots of different things. We added sales people. Matured — seasoning of sales people I think is part of it. But what we’re finding — in fact, we just visited a telco in Dubai and we met a commissions prospect. And we played out the commissions story. At the same time we always give the cloud pitch, so we gave the LeadFormix pitch, the CPQ pitch. And they picked out at least two other solutions and then zeroed in on the LeadFormix solution. And so, having a broader portfolio is always more powerful than just having one thing. One trick pony is kind of not that exciting. And so that’s probably part of it.

But I actually think it’s sales execution in Q4 and sales seasoning. I think in 2012, though, you’re going to see more people. I think the consultants are going to come out with an industry view that says sales effectiveness is really a heartland of where you should be looking. I know that some of the industry analysts are taking the same view. And customers want more. They don’t just want — they want to see the coaching effect of the sales performance management system. They want to see the portal delivered to sales people. They want to see value delivered to sales people so it’s putting it in a stronger position.

We literally — we’ve added a lot of salespeople here and we’re going to be prudent on the bottom line. Our pipeline as we measure it is double the size of what it was a year ago. And the commissions opportunities are also big.

Michael Nemeroff - Morgan Keegan - Analyst

Great. That’s it for me, guys. Thanks very much.

Operator

Kevin Liu; B. Riley.

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

Kevin Liu - B. Riley & Co. - Analyst

Wondering if we could kind of just hone in on the SaaS bookings for this particular period? Maybe if you could help us with a breakout in terms of what percentage of that was kind of the core SPM or commission solutions versus some of these newer acquired areas?

Ron Fior - Callidus Software, Inc. - SVP & CFO

I don’t think you actually — I mean, it’s very hard to break it out because of the fact that, I mean, we are selling these things together. I guess I go back to the comment that we made earlier, that if you excluded it just from the revenues from the year we’re up 30%, you know, on the recurring side of it, if you just excluded the acquisitions there. Regarding the 41% — I would point out that if you think about it, that the way the calculation is calculated, it’s based on the change in deferred revenue plus your recurring revenues in our SaaS business.

That actually would have been even a higher number if we had not had — when you take out the $900,000 one-time recognition, that was coming out of deferred revenue. So that actually tempered the growth rate. So it was still a big number. I mean, I don’t know whether it was 30%, 35%, 40% of that number. I don’t know what the right answer is.

Kevin Liu - B. Riley & Co. - Analyst

Maybe a better way to look at it is, as you take a look at your pipeline as 2012 here, from a dollars volume standpoint, any sense for what percentage of that would be just kind of the core commissions offering versus some of the newer solutions you’re trying to push to your existing base?

Leslie Stretch - Callidus Software, Inc. - President & CEO

It’s hard to say, but the commissions opportunity set has increased. I listed in the script I think 8 or 9 commissions deals at the start, and they’re good-sized deals as well. So there’s more commissions deals. But a percentage-wise I kind of, you know —

Ron Fior - Callidus Software, Inc. - SVP & CFO

I could take a crack at that. Because if you think about it, what we see for revenue — and I’m not going to tell you the revenue number exactly for next year, I mean, for 2012. But if that’s kind of indicative of where it is, I would say we’re probably about 90% commissions and maybe it’s a little bit less than that, but almost 90% are core base and 10% of our revenue comes in next year in 2012 from our acquisitions.

Kevin Liu - B. Riley & Co. - Analyst

Got it. And you mentioned the $900,000 that was already in the deferred revenues. Is the $1 million-plus that you recognized in Q3, is that already reflected in the deferreds as well?

Ron Fior - Callidus Software, Inc. - SVP & CFO

Yes.

Kevin Liu - B. Riley & Co. - Analyst

Okay.

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

Ron Fior - Callidus Software, Inc. - SVP & CFO

Mostly in there.

Kevin Liu - B. Riley & Co. - Analyst

All right. And then, as you look at kind of the legacy maintenance — or the customers you have on maintenance still, any sense as to whether you expect that renewal rate to start to dip down now, that maybe either they’re converting to the new solutions or maybe you’ll try to migrate them to your SaaS products?

Ron Fior - Callidus Software, Inc. - SVP & CFO

Our goal is obviously to migrate them to our products. I haven’t seen — I mean, Leslie, I don’t know — I haven’t seen any indication of any change. It’s been pretty well — if you look at it, it’s been onesies, twosies that kind of leave over every quarter. And they’ve tended to be the smaller ones that have gone away. Other than that we’ve been pretty successful at converting them. I mean, the renewal rate is over 90%, so —

Kevin Liu - B. Riley & Co. - Analyst

So you’re comfortable with keeping renewal rates that high?

Ron Fior - Callidus Software, Inc. - SVP & CFO

Yes, I think so. That’s why we forecast that we’re expecting roughly a 10% drop in that number. And that’s a combination of conversions and some attrition.

Leslie Stretch - Callidus Software, Inc. - President & CEO

Definitely see a mood for a conversion. Definitely see some companies that were fairly dyed-in-the-wool on-premises talking about conversion. And we did about 8 big blue chip conversions last year, in 2011, including Amgen, Home Depot, Medtronic, Phillips Medical, Nationwide and a number of others. And we see signs this year of some significant large customers moving to the SaaS platform. But I think, as Ron says, renewal rates pretty solid, yes.

Kevin Liu - B. Riley & Co. - Analyst

Got it. And then getting to the 70% recurring gross margin target for’12, is that primarily going to come just from more leverage on the top line? Or are there opportunities for you to rationalize some costs, you know, like perhaps shifting where some of these newer acquired products are hosted and consolidating that way? Any insight there would be helpful.

Leslie Stretch - Callidus Software, Inc. - President & CEO

Yes. Well, I’m pretty determined to get there. And at the start of last year, if you remember, we talked about getting to 60 points of gross margin in recurring, which we did achieve. I think we gave you the same determined speech then as well. And there are always two ways to get to the margin. The best way is to get there through strategic realignment of the cost model alongside top-line leverage. But there’s always another way to get there. And we will get there.

FEBRUARY 08, 2012 / 9:30PM, CALD - Q4 2011 Callidus Software Inc. Earnings Conference Call

Reality is, we've still got opportunities with the acquisitions. So we've got service-provider footprints out there that we will consolidate into our own myriad environments. We've got our own shift to the commodity platform underway. And we'll spend some money up front but we'll get the economies of scale through towards the end of the year.

And then we also have, I mentioned, the Indian operations center, which does flow through to — to some degree it flows through to the benefit in the gross margins in recurring because we just have great skills there at the right price.

And so those are kind of the three things we’re looking at. I think the wild card is we’ve got some really interesting gross margins showing up in the new acquisitions and they could give us a bit of a tailwind. But the exec team is targeted with — get to that 70 points. And then that’s a nice level for a SaaS company and it’s where we should be. A couple of years ago we were — you know where we were on the gross margins. So I think we’ll get there.

Kevin Liu - B. Riley & Co. - Analyst

Thank you.

Operator

At this time I’ll turn the call over to Ms. Lorna Heynike for closing remarks.

Lorna Heynike - Callidus Software, Inc. - SVP

I’d like to thank you all for joining us on our call today. And we look forward to speaking with you again next quarter.

Operator

Ladies and gentlemen, that concludes today’s presentation. All parties may now disconnect. Good day.

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